Exhibit 99.1

Benihana Inc. Files Complaint Charging Providence Recovery Partners and BOT Protective Trust; Company Says Dissident Group Failed to Disclose Plans for Company

    MIAMI--(BUSINESS WIRE)--Dec. 14, 2005--Benihana Inc. (NASDAQ:BNHNA and BNHN) has commenced an action in federal district court in Miami charging Providence Recovery Partners, the Benihana Protective Trust and certain of their respective principals with violating Sections 13
(d) and 14 (a) of the Securities Exchange Act of 1934. The complaint alleges that the named defendants (i) formed a group for the purpose of exercising control over the affairs of Benihana Inc. and failed to disclose that fact or their plans for the Company as required by applicable federal law, and (ii) solicited proxies without compliance with the disclosure and filing requirements of federal law.
    The named defendants include Herbert Denton and Larry Schafran, principals of Providence Recovery Partners, both of whom were nominated by Providence as dissident Common Share directors at Benihana's annual meeting on December 12, 2005. The results of the December 12 election are being determined by an independent inspector of election and will not be announced until early next week.
    Mr. Denton has made statements to the press indicating that Benihana Inc. required access to additional capital to grow and suggesting that it should consider seeking that capital through a sale to a larger restaurant company.
    Joel Schwartz, the President of the Company, stated that, "The Company has initiated an aggressive growth plan and given its recent issuance of Preferred Stock (which was opposed by Mr. Denton), favorable opportunities for additional debt and equity financing and continued strong internal cash flow, is confident that it has adequate capital resources to finance that plan. The Board of Directors of the Company firmly believes that the Company can best realize the maximum value for its shareholders by remaining independent and implementing its strategic plan for growth."

    About Benihana

    Benihana, now in its 41st year operates 73 restaurants nationwide, including 57 Benihana teppanyaki restaurants, seven Haru sushi restaurants, eight RA Sushi Bar Restaurants and one Doraku restaurant. Under development at present are ten restaurants - two Benihana teppanyaki restaurants and eight RA Sushi restaurants. In addition, a total of 23 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

    CONTACT: Benihana Inc.
             Joel A. Schwartz / Michael R. Burris, 305-593-0770 or
             Corporate Relations:
             Anreder & Company
             Steven Anreder, 212-532-3232